UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHIHNGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 19, 2026

BIT DIGITAL INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-38421	98-1606989
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

31 Hudson Yards, Floor 11, New York, NY	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 463-5121

N/A

(Former name or former address, if changed since last report.)

Title of Each Class	Trading Symbol	Name of Each Exchange On Which Registered
Ordinary Shares, $.01 par value	BTBT	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2026, the Board of Directors of Bit Digital, Inc. (the “Company”) approved the Director Agreement (the “Director Agreement”) by and between the Company and Ms. Ichi Shih, dated as of December 8, 2025 (the “Effective Date”).

Pursuant to the Director Agreement, Ms. Shih was reappointed as an independent member of the Board of Directors of the Company effective as of the Effective Date. Ms. Shih also serves as Chair of the Audit Committee of the Board of Directors.

The term of Ms. Shih’s terminates on the earlier of: the expiration of the period of one (1) year from the Effective Date, or the next Annual Meeting of Shareholders of the Company; upon the death of the director; the termination of the director from the position of member of the Board of Directors by the mutual agreement of the Company and the director; or upon the resignation by the director from the Board of Directors. The Director Agreement is automatically renewed for one (1) year periods, unless cancelled by either party upon written notice at least sixty (60) days prior to the end of the term.

There is no understanding or arrangement between Ms. Shih and any other person pursuant to which she was appointed as a director. Ms. Shih does not have any family relationship with any director, executive officer or person nominated or chosen by the Board of Directors to become a director or an executive officer. Ms. Shih has not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant, exceeding $120,000.

Ms. Shih’s compensation as an independent director is $120,000 a year, to be paid monthly. In addition, she is eligible for the grant of equity compensation, from time to time, at the discretion of the Board of Directors, or a compensation committee thereof.

The Company shall indemnify Ms. Shih for her activities as a director of the Company to the fullest extent permitted by law and shall cover Ms. Shih under a director’ and officers’ liability insurance obtained by the Company. Further, the Company and Ms. Shih agree to enter into an indemnification agreement substantially in the form of agreement entered into by the Company and its other members of the Board of Directors

The foregoing description of the Director Agreement is a summary of its material terms. This summary does not purport to be complete and is qualified in its entirety by reference to the Director Agreement, which is attached as Exhibit 10.1 hereto and is incorporated into this Current Report on Form 8-K by reference.

Item 8.01. Other Events.

On February 19, 2026, the Board of Directors of the Company approved the payment of an interim dividend to Geney Development Limited (“Geney”), an entity organized under the laws of British Virgin Islands (the “Preference Shareholder”), holding one thousand (1,000,000) preference shares in the Company, par value US $0.01 (the “Preference Shares”), in cash in the amount of US$ 0.80 per Preference Share, in the total sum of US$ 800,000. The afore-mentioned interim dividend will be paid out of the Company’s retained earnings available for distribution pursuant to the applicable provisions of the Amended and Restated Articles of Association of the Company.

Erke Huang, the Chief Financial Officer and a director of the Company, is the President of Geney and the beneficial owner of thirty (30%) percent of the equity of Geney, with the remaining seventy (70%) percent held by Zhaohui Deng, an independent director and former Chairman of the Board of the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Number	Description
10.1	Director Agreement, dated as of December 8, 2025.
104	Cover Page Interactive Data File (formatted in Inline XBRL and included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIT DIGITAL, INC.

Date: February 25, 2026	By:	/s/ Samir Tabar
Samir Tabar
Chief Executive Officer

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